Exhibit 99.1

Investor Relations: Chad Monroe	Media Relations: Timothy G. Weir, APR
Email: cmonroe@accuridecorp.com	Email: tweir@accuridecorp.com
Phone: (812) 962-5041	Phone: (812) 962-5128

FOR IMMEDIATE RELEASE

Accuride Reports Fourth Quarter and Fiscal Year 2012 Results in Line With Guidance

•                  Full year 2012 results within range of previously updated guidance, including discontinued operations:

•                  Net sales of $929.8 million, down 0.7 percent year-over-year

•                  Operating loss of $143.3 million, down $167.2 million year-over-year, including one-time charges

•                  Net loss of $3.76 per share, including one-time charges

•                  Adjusted EBITDA of $62.8 million, down 27.1 percent year-over-year

•                  Total of $139.6 million in one-time impairment and other charges related to goodwill and other assets

•                  Investments, restructuring leave Accuride well-positioned to leverage expected 2H 2013 industry recovery

•                  Liquidity sufficient to weather industry cycle trough and continue to invest in the business

EVANSVILLE, Ind. — March 6, 2013 — Accuride Corporation (NYSE: ACW) — a leading supplier of components to the North American commercial vehicle industry — today reported financial results for the fourth quarter and fiscal year 2012 ended December 31, 2012.

Fourth Quarter 2012 Results

Fourth quarter 2012 net sales from continuing operations were $176.3 million, compared with $242.5 million in the same period in 2011, a decline of 27.3 percent, primarily reflecting the impact of weaker economic and industry conditions during the quarter. The Company experienced a $150.4 million operating loss for the quarter, as compared to $9.5 million of operating income in the fourth quarter of 2011. The 2012 operating loss included $139.6 million in one-time impairment charges related to goodwill and other assets related to Gunite and other one-time charges (as detailed below).  The Company reported a net loss of $156.5 million, or $3.30 per share during the quarter, including one-time charges.  Fourth quarter Adjusted EBITDA declined year-over-year to $5.1 million, resulting in an Adjusted EBITDA margin of 2.9 percent, compared to 10.0 percent in the same quarter of 2011.  As of December 31, 2012, the Company had $26.8 million of cash plus $37.2 million in availability under its ABL credit facility for total liquidity of $64.0 million.

Fiscal Year 2012 Results

Net sales from continuing operations for the fiscal year ended December 31, 2012 were $929.8 million, compared with $936.1 million in the prior year, a decrease of 0.7 percent.  The decline in net sales resulted from weak second-half industry conditions that saw commercial vehicle manufacturers cut production schedules, previously announced OEM customer decisions for Gunite, and aftermarket demand fall.  In addition, Brillion’s industrial end-markets were weak during the second half of 2012.  The Company believes the industry cycle is at or near the bottom, with a market recovery expected in the second half of 2013.  Accuride reported a fully diluted loss per share of $3.76 for the year ended December 31, 2012, which includes the impact from the one-time impairment charges for Gunite of approximately $2.78 per share and other one-time charges of approximately $0.17 per share.  Adjusted EBITDA from continuing operations for fiscal-year 2012 was $62.8 million, compared to $86.1 million in the prior year, a 27.1 percent decrease.  Cash was $26.8 million at year end, while free cash flow was negative $31.2 million for the year which included $59.2 million of capital expenditures to selectively expand capacity and improve facilities and operations.

Commenting on Accuride’s results and business outlook, President and CEO Rick Dauch said, “We continue to take the tough, necessary actions to “FIX” Accuride and restore our reputation as an industry leading supplier.  The majority of our capital investments and restructuring activities are now complete, positioning our business units to compete aggressively in the marketplace now and during the expected industry upturn in the second half of 2013.

“Operational performance over the past six months in the areas of on-time delivery, lead-time reduction, quality and warranty are at significantly improved levels.  However, we continue to face challenging, near-term market conditions.  The good news is that most key economic indicators point to a recovery in Class 5-8 Truck and Trailer builds in the back half of 2013,” Dauch added.

Goodwill and Other Intangible Impairment and Other Non-Cash Charges

Accuride’s results were impacted by $131.6 million in one-time, non-cash impairment charges related to goodwill and other assets related to Gunite, representing $2.78 per diluted share.  The impairment charges included $99.6 million for goodwill and intangible assets, $34.1 million for property, plant and equipment; and $2.1 million for the associated benefit on income taxes.  Accuride also recognized non-cash charges during the quarter of $4.7 million and $3.2 million to write-off certain idle assets in our Wheels and Brillion businesses, respectively.

“These impairment and other non-cash charges do not affect Accuride’s liquidity or debt covenant ratios, and do not impact Gunite’s ability to return to profitability,” said Greg Risch, Accuride’s Vice President and CFO.

Industry Conditions

Net orders for all commercial vehicle segments Accuride supplies improved in the fourth quarter with the arrival of the industry’s traditional peak order season.  Class 8 net orders increased 42.2 percent from the third quarter, with medium-duty and trailer order levels increasing 22.9 percent and 64.3 percent, respectively.  However, fourth-quarter production fell for both the Class 8 and trailer segments as the industry sought to work off excess inventory.  Overall Class 8 production levels are expected to stay subdued through the first half of 2013.  The medium-duty segment is expected to improve modestly, while the trailer segment is projected to remain stable throughout 2013.  Although economic uncertainty has kept fleet purchases conservative, current forecasts continue to show the industry growing, starting in the second half of 2013 and continuing in 2014-2015.

Fourth Quarter Business Segment Results

Accuride Wheels

Accuride Wheels segment net sales were $86.2 million, down $19.9 million, or 18.8 percent, from the same period in 2011, due to lower year-over-year commercial vehicle build rates and aftermarket demand.  Wheels’ Adjusted EBITDA was $16.1 million, a decrease of $13.6 million, or 45.8 percent from the fourth quarter of 2011.  During the quarter, key projects to install additional aluminum wheel capacity at Accuride’s Camden and Monterrey facilities were completed on schedule, and the new equipment is commercialized and performing at anticipated levels.  The actions taken to increase aluminum wheel capacity have positioned Accuride to gain share in this growing market segment.

Gunite

Gunite segment net sales were $36.5 million, down $24.8 million, or 40.5 percent, from the fourth quarter of 2011, attributable primarily to the impact of low-cost offshore competitors and the loss of primary position on drums and hubs at two OEM customers. Gunite’s Adjusted EBITDA was negative $4.2 million, compared to positive $1.2 million in the fourth quarter of 2011.  During the quarter, Gunite completed its installation of efficient machining and assembly equipment and improved its casting operations.  It also consolidated machining activity from its Elkhart and Brillion machining facilities into its Rockford operation, which enabled it to cease Elkhart and Brillion machining production at the end of November.  These actions took Gunite’s quality, delivery and lead-time performance to industry-leading levels, while significantly lowering its cost structure.  The Company is still targeting Gunite to become a 10-12 percent EBITDA business and is pursuing additional cost-reductions in supply chain, logistics and other areas to achieve that level of performance.

Brillion Iron Works

Brillion Iron Works’ fourth quarter net sales were $25.8 million, down $10.9 million, or 29.6 percent, from the fourth quarter of 2011, while Adjusted EBITDA was $3.2 million, an increase of $1.3 million, or 67.1 percent, from the fourth quarter of 2011.  After a strong first half, weak economic conditions continued to dampen demand in Brillion’s core industrial, construction, and oil and gas markets in the fourth quarter.

Imperial

Imperial segment’s fourth quarter net sales were $27.7 million, a decline of $10.6 million, or 27.7 percent, from the same period in 2011 due to the drop in OEM customer production volumes.  Imperial’s Adjusted EBITDA declined to negative $1.2 million in the fourth quarter of 2012 from a positive $0.6 million in last year’s fourth quarter.  Performance at Imperial’s Decatur, Texas, operation continues to improve.  Consolidation of Imperial’s Tennessee operations is anticipated to be completed by March 31, 2013.

Liquidity and Debt

As of December 31, 2012, total debt was $324.1 million, consisting of $304.1 million of our outstanding 9.5% senior secured notes, net of discount, and a $20.0 million draw on our ABL facility. As of December 31, 2012, the Company had $26.8 million of cash plus $37.2 million in availability under its ABL credit facility for total liquidity of $64.0 million.  The Company’s positive operating cash flow, driven primarily by the seasonal reduction in working capital, offset its capital spending of $15.0 million in the quarter.

Outlook and Summary — Accuride Positioned to Perform in 2013

“The heavy lifting to restructure our operations is largely complete,” said Dauch.  “The resulting gains in quality, delivery, and lead time have restored confidence, helped us renew important long-term customer agreements, and gave us the opportunity to win up to $30 million in new aluminum wheel business.  With our improving performance and reduced cost structure, we are confident that Accuride is well-positioned to capitalize on the growth in demand expected when the industry cycle strengthens in the second half of this year.  Accuride now has the process capability and capacity in place at all locations — coupled with a reduced cost structure and commercial discipline — to profitably “GROW” our company here in North America.  As we return to profitability, we will look for strategic opportunities to expand our wheel-end business globally.

“We expect Class 8 builds will be in the range of 230,000 to 250,000 units in 2013.  Current forecasts project a weak first half followed by growth in the second half of the year.  Capital spending will return to a normalized rate of 3.5-4.0 percent of sales in 2013, which will be primarily focused on our steel wheel business.  Other 2013 priorities include implementing a common ERP system and improving our scheduling system in order to achieve even higher levels of performance for customers,” Dauch added.

Earnings Conference Call Information

Accuride will host a conference call to discuss the financial and operational results of its Fourth Quarter and Full-Year Fiscal 2012 on Thursday, March 7, 2013, beginning at 8:00 a.m. Central Time.  Analysts and investors may participate on the conference call by dialing (877) 261-8992 in the United States, or (847) 619-6548 internationally, and using participant code 34324637.  A live webcast of the conference call can be accessed via the Investors section of Accuride’s website — http://www.accuridecorp.com/investors. A replay will be available from March 7, 2012, at 10:30 a.m. CDT until 11:59 p.m. CDT, March 14, 2013, by calling (888) 843-7419 in the United States, or (630) 652-3042 internationally, using access code 34324637.

About Accuride Corporation

With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the North

American commercial vehicle industry.  The company’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, and other commercial vehicle components.  The company’s products are marketed under its brand names, which include Accuride®, Accuride Wheel End SolutionsTM, Gunite®, ImperialTM and BrillionTM.  Accuride’s common stock trades on the New York Stock Exchange under the ticker symbol ACW. For more information, visit the Company’s website at http://www.accuridecorp.com.

Forward-Looking Statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Accuride’s expectations, hopes, beliefs, and intentions with respect to future results. Such statements are subject to the impact on Accuride’s business and prospects generally of, among other factors, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Accuride’s Securities and Exchange Commission filings, including those described in Item 1A of Accuride’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Any forward-looking statement reflects only Accuride’s belief at the time the statement is made. Although Accuride believes that the expectations reflected in these forward-looking statements are reasonable, it cannot guarantee its future results, levels of activity, performance or achievements. Except as required by law, Accuride undertakes no obligation to update any forward-looking statements to reflect events or developments after the date of this news release.

###

Three Months Operating Results

	Three Months Ended December 31,
(Dollars in thousands)	2012		2011
Net sales:
Wheels	$86,225	48.9%	$106,157	43.8%
Gunite	36,539	20.7%	61,368	25.3%
Brillion Iron Works	25,811	14.6%	36,662	15.1%
Imperial Group	27,684	15.7%	38,312	15.8%
Total net sales	$176,259	100%	$242,499	100%

Gross Profit (loss)	$(4,166)	(2.4)%	$21,839	9.0%

Income (loss) from Operations:
Wheels	$1,078	1.3%	$18,832	17.7%
Gunite	(139,821)	(382.7)%	(778)	(1.3)%
Brillion Iron Works	(1,312)	(5.1)%	512	1.4%
Imperial Group	(1,449)	(5.2)%	(37)	(0.1)%
Corporate / Other	(8,936)	—%	(9,009)	—%
Consolidated Total	$(150,440)	(85.4)%	$9,520	3.9%

Net income (loss)	$(156,538)	(88.8)%	$4,073	1.7%

Adjusted EBITDA:
Wheels	$16,141	18.7%	$29,782	28.1%
Gunite	(4,164)	(11.4)%	1,190	1.9%
Brillion Iron Works	3,213	12.4%	1,923	5.2%
Imperial Group	(1,153)	(4.2)%	616	1.6%
Corporate / Other	(8,926)	—%	(9,184)	—%
Continuing Operations	$5,111	2.9%	$24,327	10.0%

Bostrom Seating	—	—%	—	—%
Fabco Automotive	—	—%	—	—%
Consolidated Total	$5,111	2.9%	$24,327	10.0%

Fiscal Year Operating Results

	Year Ended December 31,
(Dollars in thousands)	2012		2011
Net sales:
Wheels	$414,340	44.6%	$406,587	43.4%
Gunite	221,974	23.9%	251,113	26.8%
Brillion Iron Works	158,320	17.0%	146,837	15.7%
Imperial Group	135,137	14.5%	131,558	14.1%
Total net sales	$929,771	100%	$936,095	100%

Gross Profit	$46,889	5.0%	$80,811	8.6%

Income (loss) from Operations:
Wheels	$44,928	10.8%	$57,864	14.2%
Gunite	(151,940)	(68.4)%	(1,785)	(0.7)%
Brillion Iron Works	11,969	7.6%	2,301	1.6%
Imperial Group	(4,161)	(3.1)%	3,141	2.4%
Corporate / Other	(44,087)	—%	(37,609)	—%
Consolidated Total	$(143,291)	(15.4)%	$23,912	2.6%

Net loss	$(178,007)	(19.1)%	$(17,031)	(1.8)%

Adjusted EBITDA:
Wheels	$89,673	21.6%	$99,037	24.4%
Gunite	(4,247)	(1.9)%	6,571	2.6%
Brillion Iron Works	20,212	12.8%	8,205	5.6%
Imperial Group	(3,074)	(2.3)%	5,524	4.2%
Corporate / Other	(39,776)	—%	(38,402)	—%
Continuing Operations	$62,788	6.8%	$80,935	8.6%

Bostrom Seating	—	—%	(22)	(0.9)%
Fabco Automotive	—	—%	5,172	23.5%
Consolidated Total	$62,788	6.8%	$86,085	9.2%

ACCURIDE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands except per share data)	2012	2011	2012	2011

NET SALES	$176,259	$242,499	$929,771	$936,095
COST OF GOODS SOLD	180,425	220,660	882,882	855,284
GROSS PROFIT (LOSS)	(4,166)	21,839	46,889	80,811
OPERATING EXPENSES:
Selling, general and administrative	12,542	12,319	56,448	56,899
Impairment of goodwill, PPE, and other intangibles	133,732	—	133,732	—
INCOME (LOSS) FROM OPERATIONS	(150,440)	9,520	(143,291)	23,912
OTHER INCOME (EXPENSE):
Interest expense, net	(8,614)	(8,533)	(34,938)	(34,097)
Other income (loss), net	(1,400)	391	(864)	3,596
INCOME (LOSS) BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(160,454)	1,378	(179,093)	(6,589)
INCOME TAX PROVISION (BENEFIT)	(4,487)	(2,663)	(1,657)	7,761
INCOME (LOSS) FROM CONTINUING OPERATIONS	(155,967)	4,041	(177,436)	(14,350)
DISCONTINUED OPERATIONS, NET OF TAX	(571)	32	(571)	(2,681)
NET INCOME (LOSS)	$(156,538)	$4,073	$(178,007)	$(17,031)
Weighted average common shares outstanding—basic	47,408	47,295	47,378	47,277
Basic loss per share — continuing operations	$(3.29)	$(0.09)	$(3.75)	$(0.30)
Basic loss per share — discontinued operations	(0.01)	—	(0.01)	(0.06)
Basic loss per share	$(3.30)	$(0.09)	$(3.76)	$(0.36)
Weighted average common shares outstanding—diluted	47,408	47,295	47,378	47,277
Diluted loss per share — continuing operations	$(3.29)	$(0.09)	$(3.75)	$(0.30)
Diluted loss per share — discontinued operations	(0.01)	—	(0.01)	(0.06)
Diluted loss per share	$(3.30)	$(0.09)	$(3.76)	$(0.36)
OTHER COMPREHENSIVE INCOME (LOSS):
Defined benefit plans	(19,416)	(28,128)	(19,772)	(27,922)
Income tax benefit related to items of other comprehensive income	2,360	2,061	2,360	2,061
COMPREHENSIVE LOSS	$(173,594)	$(21,994)	$(195,419)	$(42,892)

ACCURIDE CORPORATION

CONSOLIDATED ADJUSTED EBITDA

(UNAUDITED)

	Three Months Ended December 31,
(In thousands)	2012	2011

Net income (loss)	$(156,538)	$4,073
Income tax expense (benefit)	(4,487)	(2,626)
Interest expense, net	8,614	8,553
Depreciation and amortization	20,650	13,213
Impairment	133,732	—
Restructuring, severance and other charges(1)	430	1,072
Other items related to our credit agreement(2)	2,710	62
Adjusted EBITDA	$5,111	$24,327

Note:

(1)         For the three months ended December 31, 2012, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus $0.4 million in costs associated with restructuring items. For the three months ended December 31, 2011, Adjusted EBITDA represents net income before net interest expense, income tax benefit, depreciation and amortization, plus $1.1 million in costs associated with restructuring items.

(2)         Items related to our credit agreement refer to amounts utilized in the calculation of financial covenants in Accuride’s senior credit facility. For the three months ended December 31, 2012, items related to our credit agreement consisted of foreign currency income and other income or expenses of $2.7 million. For the three months ended December 31, 2011, items related to our credit agreement consisted of foreign currency losses and other income or expenses of $0.06 million.

	Year Ended December 31,
(In thousands)	2012	2011

Net loss	$(178,007)	$(17,031)
Income tax expense (benefit)	(1,657)	7,408
Interest expense, net	34,938	34,097
Depreciation and amortization	59,115	51,278
Impairment	133,732	—
Restructuring, severance and other charges(1)	10,113	4,806
Other items related to our credit agreement(2)	4,554	5,527
Adjusted EBITDA	$62,788	$86,085

Note:

(3)         For the year ended December 31, 2012, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus $10.1 million in costs associated with restructuring items. For the year ended December 31, 2011, Adjusted EBITDA represents net income before net interest expense, income tax benefit, depreciation and amortization, plus $4.8 million in costs associated with restructuring items.

(4)         Items related to our credit agreement refer to amounts utilized in the calculation of financial covenants in Accuride’s senior credit facility. For the year ended December 31, 2012, items related to our credit agreement consisted of foreign currency income and other income or expenses of $4.6 million. For the year ended December 31, 2011, items related to our credit agreement consisted of foreign currency losses and other income or expenses of $5.5 million.

ACCURIDE CORPORATION

SEGMENT ADJUSTED EBITDA RECONCILIATION

(UNAUDITED)

	Three Months Ended December 31, 2012
(In thousands)	Income (loss) from Operations	Depreciation and Amortization	Other	Adjusted EBITDA
Wheels	$1,078	$13,468	$1,595	$16,141
Gunite	(139,821)	135,342	315	(4,164)
Brillion Iron Works	(1,312)	4,495	30	3,213
Imperial Group	(1,449)	271	25	(1,153)
Corporate / Other	(8,936)	806	(796)	(8,926)
Continuing Operations	$(150,440)	$154,382	$1,169	$5,111

Bostrom	—	—	—	—
Fabco Automotive	—	—	—	—
Consolidated Total	$(150,440)	$154,382	$1,169	$5,111

	Three Months Ended December 31, 2011
(In thousands)	Income (loss) from Operations	Depreciation and Amortization	Other	Adjusted EBITDA
Wheels	$18,832	$9,196	$1,754	$29,782
Gunite	(778)	1,923	45	1,190
Brillion Iron Works	512	1,384	27	1,923
Imperial Group	(37)	181	472	616
Corporate / Other	(9,009)	529	(704)	(9184)
Continuing Operations	$9,520	$13,213	$1,594	$24,327

Bostrom	—	—	—	—
Fabco Automotive	—	—	—	—
Consolidated Total	$9,520	$13,213	$1,594	$24,327

	Year Ended December 31, 2012
(In thousands)	Income (loss) from Operations	Depreciation and Amortization	Other	Adjusted EBITDA
Wheels	$44,928	$37,911	$6,834	$89,673
Gunite	(151,940)	143,114	4,579	(4,247)
Brillion Iron Works	11,969	8,123	120	20,212
Imperial Group	(4,161)	987	100	(3,074)
Corporate / Other	(44,087)	2,712	1,599	(39,776)
Continuing Operations	$(143,291)	$192,847	$13,232	$62,788

Bostrom	—	—	—	—
Fabco Automotive	—	—	—	—
Consolidated Total	$(143,291)	$192,847	$13,232	$62,788

	Year Ended December 31, 2011
(In thousands)	Income (loss) from Operations	Depreciation and Amortization	Other	Adjusted EBITDA
Wheels	$57,864	$34,129	$7,044	$99,037
Gunite	(1,785)	7,931	425	6,571
Brillion Iron Works	2,301	5,793	111	8,205
Imperial Group	3,141	360	2,023	5,524
Corporate / Other	(37,609)	1,607	(2,400)	(38,402)
Continuing Operations	$23,912	$49,820	$7,203	$80,935

Bostrom	(112)	90	—	(22)
Fabco Automotive	3,804	1,368	—	5,172
Consolidated Total	$27,604	$51,278	$7,203	$86,085

ACCURIDE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	December 31,
(In thousands)	2012	2011

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,751	$56,915
Customer and other receivables	64,596	98,075
Inventories, net	61,192	72,827
Other current assets	10,175	12,332
Total current assets	162,714	240,149
PROPERTY, PLANT AND EQUIPMENT, net	267,377	271,562
OTHER ASSETS:
Goodwill and other assets	247,725	357,151
TOTAL	$677,816	$868,862
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$59,181	$80,261
Other current liabilities	47,580	48,228
Total current liabilities	106,761	128,489
LONG-TERM DEBT	324,133	323,082
OTHER LIABILITIES	182,049	159,908
STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	64,873	257,383
TOTAL	$677,816	$868,862